Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 16, 2010, relating to the financial statements of Mitek Systems, Inc. for the years ended September 30, 2010 and September 30, 2009, which appears in Mitek Systems, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

November 14, 2011